Exhibit 99.1

Investor Update – January 9, 2009

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon). Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Some of these risks include increased competition, significant fuel costs, general economic conditions, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

December 2008 Statistics

	December 2008	Change Y-O-Y	Q4 2008	Change Y-O-Y
Capacity (ASMs in millions)	1,836	(10.9)%	5,589	(7.2)%
Traffic (RPMs in millions)	1,482	(5.2)%	4,301	(4.4)%
Revenue passengers (000s)	1,277	(11.1)%	3,771	(10.0)%
Load factor*	80.7%	4.9 pts	77.0%	2.3 pts

*percentage of available seats occupied by fare-paying passengers

Actual revenue and fuel cost information is not yet available for December. However, information for the first two months of the fourth quarter, as previously disclosed, is as follows:

	October and November 2008	Change Y-O-Y
RASM (cents)	11.58	3.8%
Passenger RASM (cents)	10.51	3.4%
Raw fuel cost ($ in millions)	$135.0	(13.8)%
Raw fuel cost/gal.	$2.68	1.3%
Economic fuel expense ($ in millions)	$137.7	(2.2)%
Economic fuel expense/gal.	$2.73	11.0%

Advance Booked Load Factors

	January	February	March
Point Change Y-O-Y	+1 pt	-1 pt	-3 pts

ALASKA AIRLINES – MAINLINE (continued)

Forecast Information

	Forecast Q4 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Cost per ASM excluding fuel, restructuring charges and fleet transition costs (cents)*	7.8 – 7.9	1% - 2%	7.5	0%

Fuel Gallons (000,000)	76	(13)%	334	(6)%
Economic fuel cost per gallon**	$2.55	3%	$3.01	37%

*For Alaska, our forecasts of mainline cost per ASM excluding fuel, restructuring charges and fleet transition costs is based on forward-looking estimates, which will likely differ from actual results. Unit cost guidance for the quarter is relatively unchanged from our previous update. Although the December weather had an impact on our costs and capacity for the quarter, reductions in other costs offset the upward pressure on unit costs.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our forecasted economic fuel expense includes the net cost of hedges settled during the period. We expect the amount to be approximately $5.4 million during the fourth quarter for Alaska. This amount does not include premiums associated with hedges that have been terminated as part of our hedge restructuring program. See page 7.

Impact of December Storms in Pacific Northwest

In the last two weeks of December, severe winter weather affected operations in the Pacific Northwest, most notably Seattle and Portland. We estimate that the storms resulted in 2% fewer ASMs than expected in December and between $6 million and $8 million in lost revenue and passenger refunds. However, we are still evaluating our estimate based on refunds processed subsequent to year end. Additionally, we estimate a $2 million increase in non-fuel expenses directly related to the storm including overtime and passenger inconvenience costs. Offsetting these amounts was an estimated $1 million in fuel savings as a result of the flight cancellations.

Restructuring Charges Expected in Fourth Quarter

As previously announced, we expect charges of approximately $8 million in the fourth quarter related to Alaska’s reduction in work force that began during the third quarter.

2009 Capacity Guidance

As previously announced, we currently expect capacity in the first quarter of 2009 to be down between 10% and 12% and down approximately 8% for full year 2009 compared to the same periods in 2008. These capacity plans are subject to change.

ALASKA AIRLINES – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

December 2008 Statistics

The following data represents the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.

	December 2008	Change Y-O-Y	Q4 2008	Change Y-O-Y
Capacity (ASMs in millions)	96	(24.7)%	301	(18.5)%
Traffic (RPMs in millions)	71	(25.6)%	218	(21.6)%
Load factor*	74.3%	(0.9)pts	72.3%	(2.9)pts

*Percentage of available seats occupied by fare-paying passengers

Revenue information is not yet available for December. However, purchased capacity unit revenues for the first two months of the fourth quarter were as follows:

	October and November 2008	Change Y-O-Y
Passenger RASM (cents)	20.96	14.5%

Advance Booked Load Factors

	January	February	March
Point Change Y-O-Y	-5 pts	-5 pts	-3 pts

Forecast Information (Horizon CPA)

	Forecast Q4 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Cost per ASM (cents)*	21.6	3%	21.5	2%

* Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for operating costs plus a specified margin and are eliminated in consolidation.

HORIZON AIR

December 2008 Statistics

	December 2008	Change Y-O-Y	Q4 2008	Change Y-O-Y
Capacity (ASMs in millions)	251	(21.8)%	785	(21.2)%
Traffic (RPMs in millions)	183	(21.5)%	561	(22.4)%
Revenue passengers (000s)	532	(16.5)%	1,635	(15.2)%
Load factor*	72.8%	0.4 pts	71.5%	(1.1) pts

*percentage of available seats occupied by fare-paying passengers

Actual revenue and fuel cost information is not yet available for December. However, we expect Horizon’s December revenue will be favorably impacted by $4 million arising from the favorable settlement of a lost revenue claim.

Information for the first two months of the fourth quarter is as follows:

	October and November 2008	Change Y-O-Y
System RASM (cents)	20.43	14.8%
Raw fuel cost ($ in millions)	$28.1	(12.0)%
Raw fuel cost/gal.	$2.83	1.5%
Economic fuel expense ($ in millions)	$28.6	(0.9)%
Economic fuel expense/gal.	$2.89	14.3%

Line-of-Business Information

Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Horizon is (or was, in the case of the Frontier CPA which ended in November 2007) insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, yield and load factor information is not presented. Revenue from the Alaska CPA is eliminated in consolidation.

October and November 2008

	Capacity Mix			Load Factor			Yield			RASM

	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual		Change Y-O-Y	2008 Actual		2007 Actual		Change Y-O-Y
Brand	329	(12.0)%	62%	70.5%	0.3	pts	27.52	¢	11.3%	19.91	¢	17.75	¢	12.2%
CPAs:
Alaska	205	(15.2)%	38%	NM	NM		NM		NM	21.25	¢	20.39	¢	4.2%
Frontier	—	(100.0)%	0%	—	NM		—		NM	—		7.36	¢	NM

Total	534	(20.8)%	100%	70.8%	(1.9)	pts	28.39	¢	17.5%	20.43	¢	17.79	¢	14.8%

NM = Not Meaningful

Advance Booked Load Factors – Brand Flying Only

	January	February	March
Point Change Y-O-Y	-4 pts	-2 pts	-2 pts

HORIZON AIR – (continued)

Forecast Information

	Forecast Q4 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Cost per ASM excluding fuel and CRJ-700 fleet transition charges (cents)*	15.4 – 15.5	6% – 7%	14.6	0%

Fuel Gallons (000,000)	15	(15)%	67	4%
Economic fuel cost per gallon**	$2.66	5%	$3.07	35%

*For Horizon, our forecast of cost per ASM excluding fuel and fleet transition costs is based on forward-looking estimates, which will likely differ significantly from actual results. Unit cost guidance for the quarter is relatively unchanged from our previous update. Although the December weather had an impact on our costs and capacity for the quarter, reductions in other costs offset the upward pressure on unit costs.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our forecasted economic fuel expense includes the net cost of hedges settled during the period. We expect the amount to be approximately $1.1 million during the fourth quarter for Horizon. This amount does not include premiums associated with hedges that have been terminated as part of our hedge restructuring program. See page 7.

Impact of December Storms in Pacific Northwest

In the last two weeks of December, severe winter weather affected operations in the Pacific Northwest, most notably Seattle and Portland. We estimate that the storms resulted in 6% fewer ASMs than expected in December and between $3 million and $4 million in lost revenue and passenger refunds. However, we are still evaluating our estimate based on refunds processed subsequent to year end. Additionally, we estimate a $1 million increase in non-fuel expenses directly related to the storm including overtime and passenger inconvenience costs. Offsetting these amounts was an estimated $1 million in fuel savings as a result of the flight cancellations.

Fleet Transition Charges Expected in Fourth Quarter

We currently expect fleet transition charges of between $2 million and $5 million associated with the transition out of two CRJ-700 aircraft that were removed from operations during the fourth quarter and delivered to a third party under a sublease arrangement. The final amount is pending a review of the accounting treatment. We expect further charges in 2009 as we exit the remaining fleet, although we cannot estimate the amount or timing of any 2009 charges at this time.

2009 Capacity Guidance

As announced previously, we currently expect capacity in the first quarter of 2009 to be 14% to 15% lower than the first quarter of 2008. Additionally, our expectation is that full year 2009 capacity will decline by approximately 9%, although plans for the full year have not yet been finalized.

AIR GROUP

Future Fuel Hedge Positions*

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
First Quarter 2009	50%	$81
Second Quarter 2009	50%	$71
Third Quarter 2009	50%	$76
Fourth Quarter 2009	50%	$76
Full Year 2009	50%	$76

First Quarter 2010	42%	$60
Second Quarter 2010	34%	$70
Third Quarter 2010	29%	$67
Fourth Quarter 2010	24%	$78
Full Year 2010	33%	$67

First Quarter 2011	17%	$91
Second Quarter 2011	15%	$73
Third Quarter 2011	11%	$74
Full Year 2011	11%	$80

*All of our 2008, 2010 and 2011 positions and the majority of our 2009 positions are call options which are designed to effectively cap our cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no downward exposure other than the premiums we pay to enter into the contracts.

As previously disclosed, we have terminated certain hedges that were originally scheduled to settle in 2009 and 2010 and replaced those instruments with new hedges that have lower strike prices. Upon termination of these hedges, the cash that we receive has been significantly less than the original premium we paid for the hedge contract. The net economic cost of the modifications that we made in the fourth quarter is approximately $50 million (measured as the difference between the original premium paid in prior periods and the proceeds received upon termination). This amount will not be included in our calculation of economic fuel expense and will therefore be excluded from our presentation of “adjusted” results for the period. We believe that restructuring our hedge portfolio provides important strategic benefit because it significantly reduces our exposure to increases in fuel costs in 2009 and beyond.

Cash and Share Count

(in millions)	December 31, 2008	December 31, 2007
Cash and marketable securities	$1,078	$823
Common shares outstanding	36.275	38.051

AIR GROUP – (continued)

Firm Aircraft Commitments

	2009	2010	2011	Total
Alaska (B737-800)	10	6	4	21
Horizon (Q400)	5	7	1	13
Totals	15	13	5	34

In addition to the firm orders noted above, Alaska has options to acquire 45 additional B737-800s and Horizon has options to acquire 10 Q400s. Alaska has notified Boeing of its intent to exercise the option on one 737-800 for delivery in 2010. Once that option has been converted to a firm commitment, we will have seven firm commitments for B737-800 aircraft in 2010. The table below includes the option aircraft in the “2010 Changes” column.

Projected Fleet Count

	Actual Fleet Count				Expected Fleet Activity
Alaska	Seats	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2008	2009 Changes	Dec. 31, 2009*	2010 Changes	Dec. 31, 2010*
737-200	—	2	—	—	—	—	—	—
737-400F**	—	1	1	1	—	1	—	1
737-400C**	72	—	5	5	—	5	—	5
737-400	144	39	34	31	(3)	28	(5)	23
737-700	124	22	20	20	(5)*	15	(2)	13
737-800	157	15	29	41	10	51	7	58
737-900	172	12	12	12	—	12	—	12
MD-80	140	23	14	—	—	—	—	—
Totals		114	115	110	2	112	—	112

	Actual Fleet Count				Expected Fleet Activity
Horizon	Seats	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2008	2009 Changes	Dec. 31, 2009	2010 Changes	Dec. 31, 2010
Q200***	37	28	16	5	(5)	—	—	—
Q400****	74-76	20	33	35	5	40	7	47
CRJ-700****	70	21	21	18	(5)	13	(8)	5
Totals		69	70	58	(5)	53	(1)	52

* The expected fleet counts at December 31, 2009 and 2010 for Alaska are subject to change. We plan to sell up to four B737-700 aircraft in 2009 as a result of our capacity reductions, which is reflected in the 2009 changes above.

** F=Freighter; C=Combination freighter/passenger

*** All remaining Q200 aircraft have been taken out of scheduled service, but are expected to operate as spare aircraft through the end of January 2009.

**** The planned CRJ and Q400 fleets at December 31, 2009 and 2010 are subject to change and is dependent on our ability to remarket the CRJ aircraft.